Exhibit 21


                    LIST OF SUBSIDIARIES


CalAmp DataCom, Inc. - a Delaware corporation

CalAmp Northstar Holdings, Inc. - a Canadian corporation *

CalAmp Northstar General Partnership - a Canadian partnership

CalAmp Satellite Products, Inc. - a Delaware corporation

CalAmp Solutions Holdings, Inc. - a Delaware corporation *

CalAmp Solutions, Inc. - a California corporation

California Amplifier SARL - a French corporation

Dataradio COR Ltd. - a Delaware corporation

Dataradio Corporation - a Delaware corporation

Dataradio Holdings, Inc. - a Delaware corporation *

Dataradio Inc. - a Canadian corporation

MK NY Service Corp. (inactive) - a New York corporation

Vytek Products, Inc. (inactive) - a California corporation


* non-operating holding company